Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Computation of Earnings Per Share

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Basic
Earnings:
Net income (loss)	$4,558	$3,985	$18,053	$11,362

Shares:
Average common shares outstanding	6,055	6,307	6,068	6,711

Basic earnings (loss) per common sharae	$0.75	$0.63	$2.98	$1.69

Assuming full dilution
Earnings:
Net income (loss)	$4,558	$3,985	$18,053	$11,362

Shares:
Average common shares outstanding	6,055	6,307	6,068	6,711
Potentially dilutive common shares outstanding	118	141	130	138
Diluted average common shares outstanding	6,173	6,448	6,198	6,849

Diluted earnings (loss) per common share	$0.74	$0.62	$2.91	$1.66

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan and restricted stock issued under the 2007 Stock Incentive Plan.